Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”) is entered into as of November 7, 2006 by and among Jerry E. Vaughn (“Executive”), Mobile Storage Group, Inc., a Delaware corporation (“Company”), and MSG WC Holdings Corp. (“Holdings”), a Delaware corporation.

          WHEREAS, Company is a wholly owned subsidiary of Mobile Services Group, Inc., a Delaware corporation;

          WHEREAS, Company desires to retain Executive as Executive Vice President, Administration, and Executive desires to be employed by Company in such a capacity for the term and upon the other conditions hereinafter set forth; and

          NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Executive and Company hereby agree as follows:

ARTICLE 1
Employment

          Section 1.1 Position; Term; Condition Precedent; Responsibilities. Company and Holdings shall employ Executive as its Executive Vice President, Administration for a term commencing on November 7, 2006 (the “Commencement Date”) and ending on the earlier of (i) December 31, 2008 (provided, however, that Company and Executive may extend the term of the agreement to a later mutually agreed upon date) or (ii) the date that the term of employment is terminated pursuant to Article 3 (the “Termination Date”). The term of employment as prescribed in this Section 1.1 is hereinafter called the “Emplovment Period”. Subject to the powers, authorities and responsibilities vested in the Board of Directors of Company (the “Board”) and in duly constituted committees of the Board under the Delaware General Corporation Law and Company’s Certificate of Incorporation and Bylaws, Executive shall have the responsibilities assigned to him by the Board. Executive shall report directly to Douglas A. Waugarnan, Company’s President and Chief Executive Officer (the “CEO”) or his successor. Executive shall also perform such other executive and administrative duties as Executive may reasonably be expected to be capable of performing on behalf of Company and its subsidiaries, as may from time to time be authorized or requested by the CEO. Executive agrees to be employed by Company in all such capacities for the Employment Period, subject to all the covenants and conditions hereinafter set forth.

          Section 1.2 Faithful Performance. During the Employment Period, Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities, Executive shall devote substantially all of his business time and attention to the transaction of the business of Company and its subsidiaries and shall not engage in any other business activities except with the approval of the Board and the CEO. During the first six months of the Employment Period or such earlier date as may reasonably be agreed to by the parties hereto, Executive shall perform all duties assigned to him hereunder from Company’s executive offices in Southern California. Following such six-month period or as of such earlier date as mutually agreed upon by the parties hereto, the parties expect Executive’s duties to be performed from Company’s executive offices for approximately three days per week. Executive covenants, warrants and represents to Company that he shall: (i) devote his best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of loyalty and the highest ethical standards of conduct in the performance of his duties; and (iii) do nothing which Executive knows or should reasonably know will harm, in any way, the business or reputation of Company or any of its subsidiaries.

          Section 1.3 Outside Board Participation. Nothing contained in this Agreement shall prevent Executive from serving on any other companies’ Board of Directors (“Outside Boards”); provided that such participation on Outside Boards does not (i) prevent Executive from performing all responsibilities and duties required hereunder and (ii) violate any restrictions contained herein under Article 4.

ARTICLE 2
Compensation

          Section 2.1 Basic Compensation. As compensation for his services hereunder, Company shall pay to Executive during the Employment Period an annual salary of $275,000 (the “Base Salary”), payable in installments in accordance with Company’s normal payment schedule for senior management of Company, subject to payroll deductions as may be necessary or customary in respect of Company’s salaried employees and five percent (5%) of which is paid in consideration for Executive’s compliance with the restrictive covenants set forth in Article 4 hereof. Executive’s annual salary in effect from time to time under this Section 2.1 is hereinafter called his “Basic Compensation”. Such Basic Compensation shall be determined on a pro rata basis for any period described in Article 3 that is not equal to twelve (12) months.

          Section 2.2 Discretionary Incentive Compensation. For the 2006 fiscal year, Executive shall receive a bonus of $35,000 (the “FY 2006 Bonus”). Beginning with the 2007 fiscal year, an additional discretionary bonus at a targeted amount equal to 75% of Base Salary may be paid to Executive upon the achievement of certain targeted financial results and operational and strategic objectives as determined by the compensation committee of the Board (the “Compensation Committee”) as part of each annual budget consistent with the discretionary bonus plan for other Company senior management. Such targets and objectives shall be established in Company’s annual budget process, and any discretionary bonus payable hereunder shall be payable within 30 days after finalization of Company’s audited financial statements for the fiscal year with respect to which such targets or objectives relate, subject to final Compensation Committee approval; provided, however, that the FY 2006 Bonus will be paid by February 28, 2007. The Discretionary Bonus (as hereinafter defined) shall be determined on a pro rata basis for any period described in Article 3 that is not equal to twelve months. Subject to the fiduciary duties of Holdings’ Board under applicable law as advised by counsel and the execution by Executive of a Non-Qualified Stock Option Agreement, the Board of Holdings shall grant Executive options to acquire 750 shares of common stock at its next regularly scheduled meeting pursuant to the MSG WC Holdings Corp. 2006 Stock Option Plan. The initial grant of options to acquire 750 shares of common stock shall have an exercise price of $1,255.59 per share.

          Section 2.3 Other Employee Benefits. Executive shall be entitled as of the Commencement Date to participate in all employee benefit plans, including group health care and disability plans of Company, to take up to four weeks of paid time off for vacation and to receive all such fringe benefits (including 401(k) savings plan) as are from time to time made generally available to the senior management of Company. Company shall pay all costs of the participation of Executive and Executive’s spouse in the group health care plan and dental plan of Company through February 28, 2010, except for payment of co-payments and deductibles, which shall be paid by Executive.

          Section 2.4 Expense Reimbursements. Company shall reimburse Executive for all proper expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Board, including, without limitation, (i) reasonable travel-related expenses (including lodging) incurred by Executive during the Employment Period in connection with travel between Executive’s designated office in South Lake, Texas or such other location as designated by Executive and the executive offices of Company in Southern California and (ii) reasonable temporary housing expenses located within 20 miles of Company’s executive offices for the first six months of the Employment Period.

ARTICLE 3
Termination of Employment

          Section 3.1 Events of Termination.

                    (a) Termination for Cause, Breach of Article 4 or Voluntary Termination. In the event during the Employment Period there should occur any of the following: (i) “Cause” (as hereinafter defined) of Executive, (ii) the breach by Executive of Article 4 (as determined by the Board) or (iii) Executive chooses to terminate his employment with Company, the Board or Executive, as applicable, may elect to terminate Executive’s employment by written notice to the other party.

                    In the event the Board or Executive exercises its election to terminate Executive’s employment with Company pursuant to this Section 3.1(a), the Employment Period shall terminate effective with such notice, and Executive shall be entitled to receive: (1) any accrued but unpaid amounts under Section 2.1 (“Accrued Salary”), (2) a pro rata portion, based on the number of days worked in the year in which Executive’s employment is terminated, of the discretionary bonus, as contemplated by Section 2.2 (the “Discretionary Bonus”), for the year in which Executive’s employment is terminated based upon Company’s actual performance relative to the specified performance objectives established by the Compensation Committee for the fiscal year during which the termination of Executive’s employment occurs, such determination as to whether the specified performance objectives have been satisfied will be (x) made by the Board (excluding Executive if Executive is a member of the Board as of the Termination Date), (y) based upon Executive’s achievement of the specified performance objectives for the relevant fiscal year and (z) to the extent appropriate, based upon Company’s audited financial statements for the relevant fiscal year (the “Prorated Annual Bonus”) and (3) any incurred but unreimbursed expenses under Section 2.4, in each case through the Termination Date less standard withholdings for tax and social security purposes (and except as otherwise provided). To the extent any Prorated Annual Bonus is payable under this Agreement, such amount will be paid at the same time as the Discretionary Bonus would have been paid had Executive’s employment not been terminated. Amounts due and payable to Executive under this Agreement following Executive’s termination of the nature described in clauses (1) - (3) above shall be paid in accordance with Company’s payroll procedures for senior management as if Executive’s employment had continued for such period.

                    (b) Termination for Disability, Without Cause. or for Good Reason. In the event during the Employment Period there should occur either: (i) a “Disability” (as hereinafter defined) of Executive or (ii) Good Reason (as hereinafter defined), or the Board shall determine to terminate Executive without Cause, the Board or the Executive, as applicable, may elect to terminate Executive’s employment by written notice to the other party. For the avoidance of doubt, termination of this Agreement on or after December 31, 2008 as contemplated by Section l.l(i) (or a later date as agreed to by the parties as contemplated therein) will not qualify as a termination event under this Section 3.l(b), and such termination will not entitle Executive to any rights or benefits provided for under this Section 3.1(b).

                    In the event the Board or Executive exercises its election to terminate Executive’s employment with Company pursuant to this Section 3.l(b), the Employment Period shall terminate effective with such notice, and Executive shall be entitled to: (1) receive any Accrued Salary, (2) receive the Prorated Annual Bonus, if any, (3) receive any incurred but unreimbursed expenses under Section 2.4, (4) participate in Company paid or reimbursed insurance benefits described in Section 2.3 for a period ending on February 28, 2010, including but not limited to such benefits as may be required to be provided by Company under the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”); provided, however, that Executive’s right to participate in insurance benefits shall terminate in the event Executive obtains new employment and has the ability to obtain comparable insurance benefits through such new employment (“Continuing Benefits”) and (5) participate at Company’s expense in such benefits as may be required to be provided by Company under COBRA for a period commencing on the earlier of (i) the 18-month anniversary of the Termination Date or (ii) February 28, 2010 and ending 18 months thereafter (“COBRA Benefits”).

                     (c) Termination for Death. In the event of the death of Executive during the Employment Period, this Agreement shall be deemed immediately terminated and his Designated Successors shall be entitled to: (1) receive any Accrued Salary, (2) receive the Prorated Annual Bonus, if any, (3) receive any incurred but unreimbursed expenses under Section 2.4, (4) receive Continuing Benefits; provided, that only Executive’s spouse who was participating in any of the insurance benefits described in Section 2.3 on the Termination Date shall continue to participate in such insurance benefits (the “Eligible Family Members”), and (5) participate at Company’s expense in COBRA Benefits.

                    (d) Termination in 2008 Following Sale of Holdings. In the event that (i) the employment of Executive is terminated by the Board between January 1,2008 and December 31, 2008 and (ii) the termination of the employment of Executive described in Section 3.2(e)(i) follows the consummation of the “Sale of Holdings” (as hereinafter defined), Company shall pay Executive the Basic Compensation, as determined pursuant to Section 2.1, payable in monthly installments until December 31, 2008. The “Sale of Holdings” shall mean the sale of Holdings between January 1, 2008 and December 31, 2008, including in one transaction or a series of related transactions, to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (I) Equity Securities of Holdings representing more than 50% of the voting power of all outstanding voting equity interests (whether by way of merger or consolidation or otherwise), together with the loss by WCAS X and its Affiliates, collectively, to elect a majority of the board of directors of Holdings, or (2) all or substantially all of the assets of Holdings and its Subsidiaries determined on a consolidated basis. The consummation of an Initial Public Offering shall not constitute a Sale of Holdings pursuant to this Section 3.2(e). “Independent Third Party,” Equity Securities,” “WCAS X,” “Affiliates,” “Subsidiaries,” and “Initial Public Offering” shall have the meanings assigned to such terms in that certain MSG WC Holdings Corp. Stockholders Agreement dated August 1, 2006.

          Section 3.2 Definitions of Certain Terms.

                     (a) “Cause” used in connection with the termination of employment of Executive shall mean a termination due to a finding by the Board in good faith that such Executive has (i) committed a felony or a crime involving moral turpitude, (ii) committed any other material act or omission involving dishonesty or fraud (A) with respect to Company or its subsidiaries or (B) materially adversely affecting the reputation or standing of Company or its subsidiaries, (iii) engaged in material acts constituting gross negligence or willful misconduct with respect to Company or its subsidiaries or (iv) materially or repeatedly breached a material Company policy established by the Board that is generally applicable to all employees of Company. Executive shall be given written notice that Company intends to terminate employment for Cause after which he shall have (x) 30 days to cure, if curable, the acts or omissions that serve as the basis for termination of employment and (y) the right to appear before the Board (with counsel if he so chooses) within such 30 day period in order to appeal the Board’s determination that Executive shall be terminated for Cause.

                     (b) “Designated Successors” shall mean such person or persons or the executors, administrators or other legal representatives of such person or persons (and in such order of priority) as Executive may have designated in a written instrument filed with the Secretary of Company.

                     (c) “Disability” shall mean (i) the inability of Executive to substantially render to Company the services required by Company under this Agreement for more than 60 days out of any consecutive 120-day period because of mental or physical illness or incapacity, as determined by a physician, mutually agreed upon by Executive (or Executive’s legal guardian or custodian, if applicable) and Company (a “Physician”), (ii) Executive being “totally disabled” or “permanently disabled7’ (or has a comparable condition, if applicable) as such terms are defined in Company’s long term disability insurance policy in effect at the time of such determination or (iii) Executive’s development of any illness that is likely to result in either death or a condition described in clause (ii) above, as determined by a Physician. The date of such Disability shall be on the last day of such 90-day period.

                     (d) “Good Reason” used in connection with the termination of employment by Executive shall mean a termination within 45 days following the date of, as applicable, (A) any of the following events or (B) the end of any cure period referenced below with respect to any of the following events:

                              (i) the assignment to Executive of any material duties that are materially inconsistent with Executive’s title and position, authority, duties or responsibilities as contemplated by Section 1.1 of this Agreement, or any other action by Company which directly results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and where such diminution, if curable, is not cured within 30 days after written notice thereof is provided by Executive;

                              (ii) a reduction in Executive’s Basic Compensation (provided, that an “across the board” reduction in Basic Compensation and/or bonus opportunities affecting all senior executive employees of Company on a substantially similar basis shall not constitute “Good Reason”) or opportunity to receive the Discretionary Bonus, which reduction is not related to any failure by Executive to satisfy certain targeted financial results and operational and strategic objectives as established by the Board and where such failure, if curable, is not cured within 30 days after written notice thereof is provided by Executive; or

                              (iii) a material breach by Company of its obligations under this Agreement and where such breach, if curable, is not cured within 30 days after written notice thereof is provided by Executive.

          Section 3.3 409A Considerations. Executive and Company agree to use commercially reasonable efforts to cooperate, including by restructuring the timing of payments under this Agreement, to avoid the imposition of any additional tax, penalty or interest charge under Section 409A in respect of payments to Executive under this Agreement.

ARTICLE 4
Non-Competition; Confidential Information

          Section 4.1 Non-Competition.

                    (a) From the date hereof until the date that is 18 months after the Termination Date (the “Non-Competition Period”), Executive:

                              (i) shall not engage, directly or indirectly, in any activities whether as employer, proprietor, partner, shareholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, with any entity or person engaged, in competition with Company Business (as defined below) within the United States, the United Kingdom, Canada and any other country in which Company operates;

                              (ii) shall not solicit, directly or indirectly, any person who is a customer or supplier of Company, any of its affiliates or Holdings, MSG WC Acquisition Corp., Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) or WCAS Capital Partners IV, L.P. (together with WCAS X, “WCAS”) for the purpose of acquiring, marketing, leasing, renting or selling mobile or fixed storage containers, storage trailers, cartage trailers or modular offices (the “Company Business”); and

                               (iii) shall not induce or actively attempt to persuade any employee of Company, any of its affiliates or WCAS to terminate his employment relationship in order to enter into any competitive employment.

                    (b) Except as required by law, Executive shall not, at any time during the Employment Period, the Non-Competition Period or thereafter, make use of any confidential information of Company, WCAS or any of their respective affiliates, nor divulge any trade secrets or proprietary or confidential information of Company, WCAS or any of their respective affiliates (including, without limitation, information relating to customers, suppliers, contracts, business plans and developments, discoveries, processes, products, systems, know-how, books and records), except to the extent that such information becomes a matter of public record (other than as a result of disclosure by Executive), is published in a newspaper, magazine or other periodical available to the general public or as WCAS may so authorize in writing; provided, however, during the Employment Period Executive shall be permitted to make use of confidential information in the execution of his duties under this Agreement. When Executive shall cease to be employed by Company, Executive shall surrender to Company or WCAS all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of Company or WCAS or which were paid for by Company other than Executive’s counterparts of this Agreement and employment-related documents referred to herein.

                    (c) The covenants contained in clauses (i), (ii) and (iii) of Section 4.l(a) shall apply within all territories in which Company is actively engaged in the conduct of business during the Non-Competition Period.

                    (d) It is the desire and intent of the parties that the provisions of Sections 4.l(a) and 4.l(b) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Sections 4.l(a) or 4.l(b) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of Sections 4.l(a) or 4.l(b) shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Company and WCAS, to the fullest extent permitted by applicable law, the benefits intended by Sections 4.l(a) and 4.1(b).

                    (e) The covenants contained in Section 4.l(b) shall survive the conclusion of Executive’s employment by Company and/or his service as an officer of Company.

                    (f) If, at any time, Executive sells or transfers any securities of Company to Company or to any then-current shareholder of Company (a “Repurchase”), such Repurchase shall serve as additional consideration for Executive’s compliance with the restrictions during the Non-Competition Period provided for under this Section 4.1;

                    (g) In the event Executive violates any provision of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.

                    (h) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements shall cause Company and its successors irreparable injury for which adequate remedies are not available at law. In the event of a breach or threatened breach by Executive of any provision of this Section 4.1, Company and its successors, without proving actual damages shall be entitled to seek an injunction (without the requirement to post bond) restraining Executive from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of Company, its affiliates or their respective successors, (b) disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any arrangement in competition with Company’s business of leasing and selling storage containers, storage trailers, cartage trailers and mobile offices or (d) otherwise violating the provisions of this Section 4.1. Nothing herein contained shall be construed as prohibiting Company or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation the recovery of damages from Executive.

                    (i) Executive acknowledges and agrees that (i) he has and will have a prominent role in the management, and the development of the goodwill, of Company and its affiliates and has and will establish and develop relations and contacts with the principal customers and suppliers of Company and its affiliates in the United States and the rest of the world, if any, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Company and its affiliates, (ii) Executive has obtained confidential and proprietary information and trade secrets concerning the business and operations of Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with Company and its affiliates, (iii) the covenants and restrictions contained herein are intended to protect the legitimate interests of Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and (iv) Executive desires to be bound by such covenants and restrictions.

                    (j) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants herein, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

                    (k) If Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained herein,

Executive agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

ARTICLE 5
Miscellaneous

          Section 5.1 Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to Executive, to his address as set forth in the records of Company, and if to Company, to Company’s address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.

          Section 5.2 Survival. Sections 3.1 and 4.1 and Article 5 of this Agreement shall survive and continue in full force in accordance with their respective terms notwithstanding the expiration or termination of the Employment Period.

          Section 5.3 Authority; No Conflict. Executive represents and warrants to Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which Executive is bound.

          Section 5.4 Assignment and Succession. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Executive’s rights and obligations hereunder shall inure to the benefit of and be binding upon his Designated Successors. Executive may not assign any obligations or responsibilities he has under this Agreement.

          Section 5.5 Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

          Section 5.6 Tax Withholding. Company may withhold from any amounts payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.

          Section 5.7 Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict or choice of laws provisions) of the State of Texas. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the State of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this

Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 5.8 Waiver. No waiver of any right or remedy of either party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by such party. A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

          Section 5.9 Amendment or Modification. This Agreement may be amended, altered, or modified only by writing, specifying such amendment, alteration or modification, executed by all of the parties.

          Section 5.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

          Section 5.11 Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.

          IN WITNESS WHEREOF, Company has caused this Agreement to be signed by its respective duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

EXECUTIVE

Jerry E. Vaughn

COMPANY

MOBILE STORAGE GROUP, INC.

By:

Name: Douglas A. Waugaman
Title: President and Chief Executive Officer

HOLDINGS

MSG WC HOLDINGS CORP.

By:

Name: Sanjay Swani
Title: Vice President

Signature Page to Vaughn Employment Agreement